EXHIBIT 17.2

                     Resolution of the Board of Directors of
                              Blue Industries, Inc.
                              A Nevada Corporation




DATE:     January 20, 2005

REASON: To accept the resignation of Patrick Gouverneur as a Director and Officer of the Company effective immediately .

ACTION: Motion by Roger E. Pawson, Director of the Company to accept the resignation of Patrick Gouverneur as a Director and Officer of the Company, in accordance with his request, effective immediately. Motion unanimously approved.



     That the Company will take all steps necessary in furtherance of the enactment of the preceding provisions.

     This is to certify that the undersigned are duly authorized representatives of the Board of Directors of Blue Industries, Inc., a Nevada corporation and that the foregoing Resolution was duly adopted on this 20th day of January, 2005.




                                                  /S/ Roger E. Pawson
                                                  ------------------------------
                                                  Roger E. Pawson, Director